PRESS RELEASE
Synthesis Energy Systems and CONSOL Energy Enter into
Agreement to Explore U.S.Coal Gasification Projects
High costs drive market opportunities for natural gas replacement options
HOUSTON, Texas, September 6, 2007 — Synthesis Energy Systems, Inc. (“SES” or the “Company”) (OTC: SYMX) and CONSOL Energy Inc. (“CONSOL Energy”) (NYSE: CNX), the largest producer of bituminous coal in the nation, have entered into an agreement to investigate the development of coal-based gasification facilities to produce feedstock for various industrial chemical manufacturers whose plants have been shut down due to the high cost of natural gas. SES and CONSOL Energy will also investigate the feasibility of developing substitute natural gas (“SNG”) facilities to meet the demand for clean, affordable energy.
Under the agreement, SES and CONSOL Energy will perform engineering, environmental and marketing activities to analyze the feasibility of projects that would use coal gasification technology to convert coal from preparation plant tailings provided by CONSOL Energy’s coal mining complexes located in the eastern United States into higher-value products including: methanol, ethanol, mixed alcohols, ammonia and SNG. The projects will initially be focused geographically within CONSOL Energy’s Northern Appalachian mine sites in Pennsylvania, West Virginia, and Ohio. This agreement requires completion of a successful project feasibility study and further negotiation of a definitive agreement by both parties before any projects will be undertaken.
CONSOL Energy mining complexes produce an estimated 20 million tons per year of coal preparation plants tailings that include un-recovered coal that could be used to make valuable liquid and gas products rather than be land filled as waste.
SES owns an exclusive global license for U-GAS® gasification technology that has been developed over the past 30 years by the Gas Technology Institute, and was designed especially to convert low-rank waste coal, which would otherwise be disposed in landfills, to synthesis gas (“syngas”). The syngas produced is a valuable feedstock that can then be used to produce liquid transportation fuels, bulk chemical commodities, and other energy commodities. The U-GAS® technology advantages are its fuel flexibility, lower operational costs, and ability to economically scale projects to meet the needs of its industrial customers for cleanly converting the nation’s ready source of low rank coal and coal waste into industrial chemicals and SNG.
CONSOL Energy is a multi-energy producer of coal, natural gas and electricity in the United States with 4.5 billion tons of proven and probable coal reserves and 1.3 trillion cubic feet of natural gas reserves. The company is also a major fuel supplier to the electric power industry in the northeast quadrant of the United States.
About Synthesis Energy Systems
Synthesis Energy Systems, Inc. is an energy and technology company that deploys proprietary systems and technology to gasify low value fuels to replace high cost energy and chemical products sold to major global markets. The U-GAS® technology, which the Company licenses from the Gas Technology Institute, is designed to turn waste coal products into high value synthesis gas for use in power and chemical applications. The technology performs this gasification without many of the harmful emissions normally associated with coal fired energy production. SES currently has offices in Houston, Texas, Shanghai and Beijing, China. For more information on SES, visit www.synthesisenergy.com or call (713) 579-0600.
6330 West Loop South, Suite 300 Houston, Texas 77401
Tel: (713) 579-0600 / Fax: (713) 579-0610

About Consol Energy Inc.
CONSOL Energy Inc., a member of the Standard & Poor’s 500 equity index, has annual revenues of $3.7 billion. The company was named one of America’s most admired companies in 2005 by Fortune magazine. It received the U.S. Department of the Interior’s Office of Surface Mining National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in 2002 and 2003. Also in 2003, the company was listed in Information Week magazine’s “Information Week 500” list for its information technology operations. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award. Additional information about the company can be found at its web site: www.consolenergy.com.
Forward Looking Statements
Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that involve substantial risks and uncertainties. When used in this press release and in any documents incorporated by reference herein, the words “expects,” “will” and similar expressions identify certain of such forward-looking statements. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of SES and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond SES’s control. These include, but are not limited to, risks and uncertainties associated with: our early stage of development, the limited history and viability of our technology and our results of operation in foreign countries. SES cautions that the foregoing factors are not exclusive. SES assumes no obligation to update the information contained in this press release.
Contact:
Synthesis Energy Systems, Houston, Texas
Suzanne M. McLeod
Manager, Investor Relations
(713) 579-0602
suzanne.mcleod@synthesisenergy.com
CONSOL Energy Inc.
Tom F. Hoffman
SVP, External Affairs
(412) 831-4060